Exhibit 99.2

UNITED ONLINE, INC. TO ACQUIRE FTD GROUP, INC.

FOR APPROXIMATELY $800 MILLION

WORLD-CLASS FTD BRAND SIGNIFICANTLY DIVERSIFIES UNITED ONLINE PORTFOLIO

PRO FORMA COMBINED REVENUES OF $1,145 MILLION AND PRO FORMA
COMBINED  OPERATING INCOME OF $175 MILLION

FOR THE 12 MONTHS ENDED DECEMBER 31, 2007

WOODLAND HILLS, Calif. and DOWNERS GROVE, Ill., April 30, 2008 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet and media services, and FTD Group, Inc. (NYSE: FTD), a leading provider of floral and related products and services to consumers and retail florists in the United States, Canada, the United Kingdom and the Republic of Ireland, announced today that they have entered into a definitive merger agreement providing for the acquisition of FTD Group, Inc. by United Online, Inc.

Transaction Terms

Under the terms of the merger agreement, FTD stockholders will receive $7.34 in cash, 0.4087 of a share of United Online common stock (“United Online Stock”) and $3.31 principal amount of United Online 13% senior secured notes due 2013 (the “Notes”) for each share of FTD common stock in the merger, for a total value of $15.08 per share of FTD common stock based on United Online’s closing stock price of $10.83 on April 29, 2008.  The total consideration to FTD stockholders will be approximately $456 million, consisting of $222 million in cash, 12.35 million shares of United Online Stock and $100 million aggregate principal amount of Notes.  The remaining purchase price consists of repayment of FTD indebtedness and expenses incurred in connection with the transaction.  Upon closing of the transaction, the former FTD stockholders will own approximately 15% of United Online.

Under the terms of the merger agreement, United Online may elect to increase the per share cash consideration payable to FTD’s stockholders by $2.81 in full substitution of the Notes, in which case FTD stockholders will receive a total of $10.15 in cash and 0.4087 of a share of United Online Stock in exchange for each share of FTD common stock in the merger, or a total value of $14.58 per share of FTD common stock, based on United Online’s closing stock price of $10.83 on April 29, 2008.  In such case, the total consideration to FTD stockholders will be approximately $440 million, consisting of $307 million in cash and 12.34 million shares of United Online Stock.  FTD will notify its stockholders as to the amount of cash, United Online Stock and, if applicable, Notes consideration they will receive for each share of FTD common stock in the merger in the definitive proxy/prospectus materials to be mailed to FTD’s stockholders.

Acquisition Benefits

United Online anticipates that the FTD acquisition will include the following key strategic benefits:

•                  Significant Increase in Scale, resulting in pro forma combined company revenues of $1,145 million and pro forma combined company operating income of $175 million for the 12 months ended December 31, 2007.  The pro forma combined company’s stock based compensation, depreciation and amortization for such period would have been $68 million.

•                  Diversification of Revenue Streams, resulting in United Online’s Communications segment revenues, which are principally driven by its NetZero and Juno Internet access services, representing less than 25% of total United Online revenues.  The addition of FTD to the United Online family will provide additional revenue streams—e-Commerce and Retail—in addition to the existing Communications and Classmates Media businesses.

•                  Attractive Financial Characteristics, including anticipated earnings per share accretion on a GAAP basis beginning in the second quarter of 2009, stable and recurring cash flows and significant growth opportunities for the combined company.

•                  Expansion into an Attractive Market Segment by enabling United Online to participate in a large domestic and international floral market that is experiencing significant growth in the Internet sector.

•                  Expanded Marketing Opportunities and Efficiencies resulting from United Online’s proven marketing expertise to attract consumers to FTD’s websites and thousands of member florists while cross-selling FTD products to United Online’s existing member base of over 50 million accounts that have similar demographic characteristics as FTD’s customer base.

“This transaction will meaningfully diversify our revenue base within a large global market experiencing significant migration to the Internet,” commented Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online.  “We believe the acquisition provides an excellent opportunity to deploy our substantial cash resources and to leverage our strong cash flow to enhance stockholder value.”  “Our proven expertise in implementing marketing initiatives to drive results should enable us to leverage the FTD brand and bring FTD products to United Online’s over 50 million consumer accounts.  Further, we will explore opportunities to encourage repeat purchases of FTD products using reward programs based on our MyPoints loyalty marketing service.  We also look forward to welcoming the outstanding FTD employees to the United Online family.”

Goldston continued, “As one of the premier branded marketing companies in the U.S., United Online anticipates being able to further enhance a world-class brand name, FTD, and build upon the fine work done by FTD’s management team in creating a highly profitable business.  After spending many years marketing major retail brands in the fragrance, cosmetic and other image product industries and managing consumer retail businesses, I am especially looking forward to working with the thousands of FTD affiliated florists and the potential for developing specific programs designed to further invigorate the FTD florist channel and increase the number of orders delivered to that trade channel.”

“We believe joining forces with United Online, an established Internet company with a proven operating track record and considerable acquisition expertise, will best serve the interests of our stockholders,” said FTD Chairman, President and Chief Executive Officer Michael J. Soenen.  “As a significant advertiser, United Online is the ideal partner to help FTD realize greater efficiencies in media spending and customer acquisition.”

Financing Structure and Additional Information

United Online has obtained a commitment from Wells Fargo Bank, National Association, to provide a portion of the financing for the transaction.  The financing commitment includes $375 million of term loans at FTD, which will be funded at closing, and a $75 million revolving credit facility to provide for the ongoing working capital requirements of FTD.  The remaining consideration will be financed with cash on hand at United Online and the issuance of the Notes and the United Online Stock.  In connection with the transaction, FTD’s 7.75% senior subordinated notes either will be defeased at closing or retired pursuant to a tender offer and consent solicitation.

The acquisition is anticipated to close during the third quarter of 2008.  The transaction requires the approval of FTD stockholders and is subject to a financing condition and customary closing conditions.  Green Equity Investors IV, L.P. and FTD Co-Investment, LLC, affiliates of Leonard Green & Partners, L.P. which collectively own approximately 31.7% of the outstanding shares of FTD, have agreed to vote their shares in favor of the transaction, subject to the terms of a voting agreement.

Following the closing of the transaction, United Online expects to decrease its regular quarterly cash dividend from $0.20 per share to $0.10 per share.  The payment of future dividends by United Online is discretionary and will be subject to determination by its board of directors each quarter following its review of United Online’s financial performance and other factors.  Under the terms of the merger agreement, FTD has agreed to suspend all dividends on its common stock for 180 days after the date of the signing of the merger agreement.

After the closing of the acquisition, FTD will continue to operate as a wholly-owned subsidiary of United Online from FTD’s existing facilities, including its U.S. headquarters in Downers Grove, Illinois and its international headquarters in the United Kingdom.

J.P. Morgan Securities Inc. acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to United Online.  Goldman, Sachs & Co. acted as financial advisor and Latham & Watkins LLP acted as legal advisor to FTD.

Conference Call and Webcast

United Online and FTD will host an investor conference call to discuss the proposed transaction today at 10:00 a.m. ET (7:00 a.m. PT).  To participate, please dial 877-290-8528 (or 706-643-0852 outside the U.S.), and provide the confirmation code 45995229.  A replay of the call will be available until May 7, 2008 by dialing 800-642-1687 (or 706-645-9291 outside the U.S.), and provide the confirmation code 45995229.  Additionally, a live and archived audio Webcast of the conference call, along with a presentation containing additional information regarding the acquisition, will be available in the Investors section of United Online’s website at www.irconnect.com/untd/ or the Investor Relations section of FTD’s website at www.FTD.com.

Additional Information and Where You Can Find It

United Online intends to file with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4, which will include a proxy statement/prospectus of FTD and United Online and other relevant materials in connection with the proposed transaction.  The  proxy statement/prospectus will be mailed to the stockholders of FTD.  Investors and stockholders are urged to read the proxy statement/prospectus and Registration Statement, and any and all amendments or supplements thereto, when they become available because they will contain important information about the proposed transaction.  Investors and stockholders may obtain a free copy of the proxy statement/prospectus and Registration Statement (when available), as well as other documents filed by United Online and FTD with the SEC, at the SEC’s website at www.sec.gov.  Investors and stockholders may also obtain a free copy of the  proxy statement/prospectus and Registration Statement and the respective filings with the SEC directly from United Online by directing a request to Erik Randerson at (818) 287-3350 and directly from FTD by directing a request to Jandy Tomy at (630) 724-6984.  Investors and stockholders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Each of the company’s directors and executive officers and other persons may be deemed, under SEC rules, to be participating in the solicitation of proxies in connection with the proposed transaction.  Information regarding United Online’s directors and officers can be found in its proxy statement filed with the SEC on April 29, 2008, and information regarding FTD’s directors and officers can be found in its proxy statement filed with the SEC on October 11, 2007. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interest in the transaction, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC.

About FTD

FTD Group, Inc. is a leading provider of floral related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada, the U.K. and the Republic of Ireland.  The business utilizes the highly recognized FTD and Interflora brands, both supported by the Mercury Man logo, which is displayed in approximately 45,000 floral shops worldwide.  The consumer businesses operate primarily through the www.FTD.com website in the U.S. and Canada and the www.interflora.co.uk website in the U.K. and are complemented by the florist businesses which provide products and services to the company’s independent members.

About United Online

United Online, Inc. is a leading provider of consumer Internet and media services.  The company’s Classmates Media services include online social networking (Classmates) and online loyalty marketing (MyPoints).  Its Communications services include Internet access (NetZero, Juno) and email.  United Online is headquartered in Woodland Hills, CA, with offices in New York, NY; Fort Lee, NJ; Renton, WA; San Francisco, CA; Schaumburg, IL; Erlangen, Germany; and Hyderabad, India.  For more information about United Online, please visit www.unitedonline.com.

Forward Looking Statements

Statements contained in this document regarding the consummation and potential timing and benefits of the pending acquisition and estimates and projections about the operations and business of United Online and FTD are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are based on management’s current expectations, estimates and projections and include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby.  Factors that could cause actual results to differ materially include, but are not limited to: failure to satisfy any of the conditions to complete the acquisition; failure to obtain financing to complete the transaction; failure of the transaction to be accretive to earnings per share when anticipated, if ever; inability to successfully integrate the businesses and operations of United Online and FTD; failure to achieve cost savings and other benefits; the impact of, and restrictions associated with, the debt incurred in connection with the transaction; transaction costs being greater than anticipated; unanticipated delays as a result of regulatory issues or other factors; risks associated with the combined business as well as the risk factors relating to each business as disclosed in United Online and FTD respective filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof.  Except as required by law, United Online and FTD undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:  United Online, Inc.

Investors:

Erik Randerson, CFA

818.287.3350

ir@untd.com

Press:

Scott Matulis

818-287-3388

pr@untd.com

FTD:

Investors and Press:

Becky Sheehan

630-724-6504

bsheehan@FTDI.com

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